SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549-1004

                                        FORM 8-K

                                       CURRENT REPORT

                         Pursuant to Section 13 or 15(d) of the
                            Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported) October 13, 1999

                               Commission File Number 1-5324



                                    NORTHEAST UTILITIES

                    (Exact name of registrant as specified in its charter)


                        MASSACHUSETTS                 04-2147929

             (State or other jurisdiction of         (I.R.S. Employer
               incorporation or organization)       Identification No.)


        174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
          (Address of principal executive offices)           (Zip Code)


                                 (413) 785-5871
                (Registrant's telephone number, including area code)


                               Not Applicable
         (Former name or former address, if changed since last report)


Item 5. Other Events

    (a) On October 13, 1999, Northeast Utilities (NU) and Consolidated Edison, Inc. (Consolidated Edison) announced that they have agreed to a merger to combine the two companies. The transaction has a value of approximately $7.5 billion, including NU's debt, capitalized leases, and preferred securities.

     The following description of the terms of the merger agreement is qualified in its entirety by the terms of such agreement, a copy of which is filed herewith as Exhibit 2.

     Under the agreement, Consolidated Edison will acquire all of the common stock of NU for $25.00 per share in a combination of cash and Consolidated Edison common stock. NU shareholders will have the right to elect cash or stock subject to proration if the elections exceed 50 percent in either cash or stock. NU shareholders who elect to receive stock will receive the number of shares of Consolidated Edison stock based on the average trading prices, determined pursuant to a formula, prior to the closing, but so long as such average trading prices are between $36.00 and $46.00, the total value of Consolidated Edison common stock received by the NU shareholders will be $25.00. NU shareholders also have the right to receive an additional $1.00 in value if definitive agreements to sell its interests (other than that now held by its New Hampshire subsidiary) in the Millstone 2 and Millstone 3 nuclear units are entered into and recommended by the Utility Operations and Management Unit of the Connecticut Department of Public Utility Control on or prior to the later of December 31, 2000 or the closing of the merger. Further, the value of the amount of cash or stock to be received by NU shareholders will increase by $0.0034 per share per day for each day that the transaction does not close after August 5, 2000. The stock component of the transaction is anticipated to be tax free to NU shareholders. The transaction will be accounted for as a purchase. NU amended its Rights Agreement, dated as of February 23, 1999, (Rights Agreement)to allow NU to enter into the merger agreement without triggering its provisions. A copy of the amendment is filed herewith as Exhibit 10.

    The merger is conditioned upon the approval of the shareholders of both companies and several regulatory agencies, including the Federal Energy Regulatory Commission, the Securities and Exchange Commission (SEC), and the Nuclear Regulatory Commission and the completion of state regulatory procedures. Consolidated Edison intends to register as a holding company with the SEC under the Public Utility Holding Company Act of 1935. The companies anticipate that these regulatory procedures can be completed in 12 to 18 months.

    Upon completion of the merger, NU will become a wholly owned subsidiary of Consolidated Edison, the holding company. Eugene R. McGrath, chairman, president and chief executive officer of Consolidated Edison, will continue as chairman and chief executive officer of Consolidated Edison. Michael G. Morris, chairman, president and chief executive officer of NU, will become president of the holding company. The board of directors of Consolidated Edison will be increased to include four members from the board of NU, including Mr. Morris. The combined company will be headquartered in New York City. The headquarters of The Connecticut Light and Power Company (CL&P), Public Service Company of New Hampshire (PSNH), Western Massachusetts Electric Company (WMECO), Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc. will continue to be located in their respective service territories. NU's operating companies, CL&P, PSNH and WMECO, will also retain their names.

    NU expects to repurchase approximately $215 million of its outstanding shares over the next year in connection with its merger with Yankee Energy System, Inc. That acquisition was approved October 12, 1999 by Yankee's shareholders and is expected to close in the first quarter of 2000.

    NU is New England's largest electric utility system, with more than $4 billion in annual revenues and $10 billion in assets. NU serves more than
1.7 million customers in Connecticut, Massachusetts and New Hampshire, as well as in the newly competitive energy markets in Rhode Island, New York and Pennsylvania.

    Consolidated Edison is one of the nation's largest investor-owned energy companies, with more than $7 billion in annual revenues and $14 billion in assets.

    For more information regarding the Rights Agreement, see NU's Current Reports on Form 8-K, dated February 23, 1999 and May 7, 1999.

    (b) On October 13, 1999, an NU shareholder class action complaint was filed in New York Supreme Court for the County of New York. The complaint names as defendants NU and ten individual Trustees of NU.

    The complaint alleges that the defendant Trustees of NU breached their duties to NU's shareholders by agreeing to be acquired by Consolidated
Edison Inc. without fully considering other possible offers for NU. The plaintiffs seek equitable relief, including an order that NU consider other offers for NU. The plaintiffs also seek to recover costs and attorneys' fees incurred in this action. NU is presently reviewing the complaint, and intends to vigorously oppose it.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

2 Agreement and Plan of Merger between Consolidated Edison, Inc. and Northeast Utilities, dated as of October 13, 1999.

99  Press Release.

10  Amendment to Rights Agreement, dated as of October 12, 1999.



                                SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                  NORTHEAST UTILITIES

                                                   Registrant




Date  October 19, 1999                           By /s/Randy A. Shoop
                                                 Randy A. Shoop
                                                 Assistant Treasurer-Finance